EXHIBIT 4.1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated August 5, 2019, by and between BARRETT BUSINESS SERVICES, INC., a Maryland corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).  This Agreement amends, restates and supersedes in its entirety that certain Amended and Restated Credit Agreement dated June 30, 2017, by and between Borrower and Bank, as such may have been amended from time to time prior to the date hereof (the “Prior Credit Agreement”).

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1.LINE OF CREDIT.

(a)Line of Credit.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including July 1, 2022, not to exceed at any time the aggregate principal amount of Thirty Three Million Dollars ($33,000,000) (the “Line of Credit”), the proceeds of which shall be used for general corporate purposes.  Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated the date hereof, as modified from time to time (the “Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b)Letter of Credit Subfeature.  As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower (each, a “Line of Credit Letter of Credit” and collectively, the “Line of Credit Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Line of Credit Letters of Credit (including without limitation the Existing Line of Credit Letters of Credit, as that term is defined in Section 1.1(b)(iii) below) shall not at any time exceed Eight Million and 00/100 Dollars ($8,000,000.00).  The form and substance of each Line of Credit Letter of Credit shall be subject to approval by Bank, in its sole discretion.

(i)     Each Line of Credit Letter of Credit shall be issued for a term not to exceed three hundred sixty five (365) days, as designated by Borrower; provided however, that no Line of Credit Letter of Credit shall be issued with, nor shall Bank be required to renew or (if applicable) allow automatic renewal of any Line of Credit Letter of Credit so that it will have, an expiration date that is subsequent to the maturity date of the Line of Credit (with any such Line of Credit Letter of Credit with an expiration date that is subsequent to the maturity date of the Line of Credit to be referred to as an “Extended Date Letter of Credit”) unless Borrower, immediately upon demand by Bank at any time, provides Bank with cash collateral (which may be in addition to or, if agreed by Bank, may be a replacement for, such other collateral that may have been granted by Borrower to Bank, pursuant to this Agreement or otherwise), consisting of a deposit account maintained by Borrower with Bank in an amount that is not less than one hundred five percent (105%) of the undrawn amount of each such Extended Date Letter of Credit, as evidenced by and subject to the security agreements and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank; and provided further, that in no event shall any Extended Date Letter of Credit have a then-current expiration date more than three hundred sixty‑five (365) days beyond the maturity date of the Line of Credit.

(ii)     The undrawn amount of all Line of Credit Letters of Credit (including the Existing Line of Credit Letters of Credit) shall be reserved under the Line of Credit and shall not be available for borrowings thereunder.  Each Line of Credit Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit Agreement (as that term is defined in Section 1.1(b)(iii) below), applications and any related documents required by Bank in connection with the issuance thereof.  Each drawing paid under a Line of Credit Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit.  In such event, Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

(iii)     Bank has issued or caused an affiliate to issue the following standby letters of credit (each an “Existing Line of Credit Letter of Credit” and collectively, the “Existing Line of Credit Letters of Credit”), each of which is subject to the terms of that certain Standby Letter of Credit Agreement (Credit Agreement/Loan Agreement Version) between Bank and Borrower dated September 18, 2012, as amended (the “Letter of Credit Agreement”), together with applications and any related documents required by Bank in connection with the issuance (and any renewal) thereof, and is outstanding as of the date hereof:  (A) Standby Letter of Credit No. NZS504587 in the amount of Four Million Two Hundred Fourteen Thousand Dollars ($4,214,000.00) dated December 8, 2003, as amended from time to time, and (B) Standby Letter of Credit No. NZS401574 in the amount of One Million Six Hundred Fifty Thousand Dollars ($1,650,000.00) dated June 20, 2001, as amended from time to time.

(c)Borrowing and Repayment.  Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth herein.

SECTION 1.2.TERM LOAN 1.

(a)Term Loan 1 Renewal. Bank has made a loan to Borrower in the original principal amount of Five Million Five Hundred Twelve Thousand Five Hundred Dollars ($5,512,500.00) (“Term Loan 1”), on which the outstanding principal balance as of the date hereof is $4,042,500.00. Borrower’s obligation to repay the Term Loan 1 is evidenced by a promissory note dated June 30, 2017, as modified from time to time (the “Term Note 1”), all terms of which are incorporated herein by this reference.

(b)Repayment.  Principal and interest on the Term Loan 1 shall be repaid in accordance with the provisions of the Term Note 1.

(c)Prepayment.  Borrower may prepay principal on the Term Loan 1 solely in accordance with the provisions of the Term Note 1.

SECTION 1.3.CHUBB LETTER OF CREDIT.

(a)Standby Letter of Credit.  In addition to the Existing Line of Credit Letters of Credit, subject to the terms and conditions of this Agreement, Bank hereby agrees to issue or cause an affiliate to issue a standby letter of credit for the account of Borrower and for the benefit of ACE American Insurance Company (“ACE Insurance”) to finance the conversion of Borrower’s workers’ compensation insurance coverage methodology to one based on high deductible policies (the “Chubb Letter of Credit”) in the maximum principal amount of Sixty Three Million Seven Hundred Thousand Dollars ($63,700,000.00).  The form and substance of the Chubb Letter of Credit shall be subject to approval by Bank, in its sole discretion.  The Chubb Letter of Credit shall have an expiration date of July 1, 2020, or such other date agreed to by Bank in its sole discretion, with an automatic renewal clause as detailed in the Chubb Letter of Credit, and is subject to the additional terms of the Letter of Credit Agreement, application and any related documents required by Bank in connection with the issuance thereof.

(b)Collateral Accounts.  Borrower has established, and granted a security interest of first priority to Bank in, a blocked securities account numbered 3903114319 with DST Asset Manager Solutions, Inc., as intermediary on behalf of Wells Fargo Funds Trust, as issuer (the “BBSI Collateral Account”).  Borrower shall deposit or cause to be deposited into the BBSI Collateral Account, on a quarterly basis, commencing with the quarter ending June 30, 2019, and no later than 14 days following the deadline for each of Borrower’s submission of its 10-Q and 10-K filings to the SEC (as defined below), fifty percent (50%) of Borrower’s consolidated net income after tax less dividends, in each case, on a cumulative year-to-date basis, provided that, without regard to such net income threshold, in no event shall less than the aggregate sum of Sixteen Million Dollars ($16,000,000.00) be deposited into the BBSI Collateral Account by each May 15, with respect to the prior fiscal year.

(c)Repayment of Drafts.  Each drawing paid under the Standby Letter of Credit shall be repaid by Borrower in accordance with the provisions of the Letter of Credit Agreement.

SECTION 1.4.INTEREST/FEES.

(a)Interest.  The outstanding principal balance of each credit subject hereto shall bear interest at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.  The promissory notes or other instruments or documents executed in connection with the credits subject to this Agreement may calculate interest at a rate equal to the sum of an index rate of interest plus a margin rate of interest.  In the event any index rate of interest would be less than zero percent (0.0%), then the index rate of interest shall be deemed to be zero percent (0.0%) and the applicable promissory note or other instrument or document shall bear interest at a rate equal to the margin rate of interest.

(b)Computation and Payment.  Interest shall be computed on the basis set forth in each promissory note or other instrument or document required hereby.  Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c)Unused Commitment Fee.  Borrower shall pay to Bank a fee equal to three hundred seventy five thousandths of one percent (0.375%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the first day of each quarter, commencing on October 1, 2019.

(d)Line of Credit Letter of Credit Fees.  Borrower shall pay to Bank (i) fees upon the issuance of each Line of Credit Letter of Credit equal to one and three-quarters percent (1.75%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, and (ii) fees upon the payment or negotiation of each drawing under any Line of Credit Letter of Credit and fees upon the occurrence of any other activity with respect to any Line of Credit Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Line of Credit Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.

(e)Chubb Letter of Credit Fees.  Borrower shall pay to Bank (i) fees upon the issuance of the Chubb Letter of Credit equal to two and one-half of one percent (2.50%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, (ii) fees upon the annual renewal of the Chubb Letter of Credit, payable quarterly in advance, equal to (A) two and one-half of one percent (2.50%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the difference of (I) the face amount thereof and (II) ninety five percent (95%) of the value in the BBSI Collateral Account determined as of the second to last most recently ended month, plus (B) one percent (1.00%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the balance of the face amount of the renewed Chubb Letter of Credit, and (iii) fees upon the payment or negotiation of each drawing under the Chubb Letter of Credit and fees upon the occurrence of any other activity with respect to the Chubb Letter of Credit (including without limitation, the transfer, amendment or cancellation of the Chubb Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.

SECTION 1.5.COLLECTION OF PAYMENTS.  Except to the extent expressly specified otherwise in any Loan Document other than this Agreement, Borrower authorizes Bank to collect all amounts due to Bank from Borrower under this Agreement or any other Loan Document (whether for principal, interest or fees, or as reimbursement of drafts paid or other payments made by Bank under any credit subject to this Agreement) by debiting any deposit account maintained by Borrower with Bank for the full amount thereof.  Should there be insufficient funds in Borrower’s deposit accounts with Bank to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.6.COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank, other than indebtedness that is excluded from such secured obligations by the terms of the security agreement(s) required hereunder, Borrower shall grant, and hereby confirms its prior grant, to Bank security interests of first priority in (i) all Borrower’s accounts receivable and other rights to payment, accounts (including without limitation the BBSI Collateral Account), general intangibles, inventory and equipment, (ii) all financial assets credited to the BBSI Collateral Account; (iii) all security entitlements with respect to the financial assets credited to the BBSI Collateral Account; (iv) any and all other investment property or assets maintained or recorded in the BBSI Collateral Account; and (v) all replacements or substitutions for, and proceeds of the sale or the disposition of, any of the foregoing, including , without limitation, cash proceeds.  As used herein, the terms “security entitlement,” “financial asset” and “investment property” shall have the respective meanings set forth in the Oregon Uniform Commercial Code.

As security for all indebtedness and other obligations of Borrower to Bank under Term Loan 1, Borrower shall grant, and hereby confirms its prior grant, to Bank a lien of not less than first priority on that certain real property located at 8100 NE Parkway Drive, Vancouver, Washington 98662.

As security for all indebtedness and other obligations of Borrower to Bank under the Chubb Letter of Credit, Borrower shall cause ASSOCIATED INSURANCE COMPANY FOR EXCESS, an Arizona corporation (“AICE”) to grant to Bank security interests of first priority in all AICE’s accounts receivable and other rights to payment, accounts, general intangibles, inventory and equipment, and all replacements or substitutions for, and proceeds of the sale or the disposition of, any of the foregoing, including without limitation, cash proceeds.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank.  Borrower shall pay to and reimburse Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, collateral exams, audits, inspections, and title insurance.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1.LEGAL STATUS.  Borrower and each Affiliate (as that term is defined in Section 4.3(b) below) is: (a) a corporation, duly organized and existing and in good standing under the laws of the state of its incorporation, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower or such Affiliate; and (b) not the target of any trade or economic sanctions promulgated by the United Nations or the governments of the United States, the United Kingdom, the European Union, or any other jurisdiction in which Borrower or such Affiliate is located or operates (collectively, “Sanctions”).

SECTION 2.2.AUTHORIZATION AND VALIDITY.  This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3.NO VIOLATION.  The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the organizational and governing documents of Borrower or any Affiliate, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower or any Affiliate is a party or by which Borrower or any Affiliate may be bound.

SECTION 2.4.LITIGATION.  There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower or any Affiliate other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 2.5.CORRECTNESS OF FINANCIAL STATEMENT AND OTHER INFORMATION.  The annual financial statement of Borrower dated December 31, 2018, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied.  Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower or any Affiliate, nor has Borrower or any Affiliate mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing. As of the date hereof, Borrower is solvent and, following the consummation of the transactions contemplated herein, will continue to be solvent.  All information provided from time to time by Borrower or any Third Party Obligor to Bank for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes was complete and correct at the time such information was provided and, except as specifically identified to Bank in a subsequent writing, remains complete and correct today.

SECTION 2.6.INCOME TAX RETURNS.  Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 2.7.NO SUBORDINATION.  There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8.PERMITS, FRANCHISES.  Borrower and each Affiliate possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9.ERISA.  Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10.OTHER OBLIGATIONS.  Neither Borrower nor any Affiliate is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11.ENVIRONMENTAL MATTERS.  Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time.  None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment.  Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.12.REAL PROPERTY COLLATERAL.  Except as disclosed by Borrower to Bank in writing prior to the date hereof, with respect to any real property collateral required hereby:

(a)All taxes, governmental assessments, insurance premiums, and water, sewer and municipal charges, and rents (if any) which previously became due and owing in respect thereof have been paid as of the date hereof.

(b)There are no construction, mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to any such lien) which affect all or any interest in any such real property and which are or may be prior to or equal to the lien thereon in favor of Bank.

(c)None of the improvements which were included for purpose of determining the appraised value of any such real property lies outside of the boundaries and/or building restriction lines thereof, and no improvements on adjoining properties materially encroach upon any such real property.

(d)There is no pending, or to the best of Borrower’s knowledge threatened, proceeding for the total or partial condemnation of all or any portion of any such real property, and all such real property is in good repair and free and clear of any damage that would materially and adversely affect the value thereof as security and/or the intended use thereof.

ARTICLE III

CONDITIONS

SECTION 3.1.CONDITIONS TO THE EFFECTIVENESS OF THIS AGREEMENT. The effective date of this Agreement shall be (a) the date that each of the following conditions set forth in this Section 3.1 have been satisfied or waived, as determined by Bank, or (b) such alternative date to which Bank and Borrower may mutually agree, in each case as evidenced by

Bank’s system of record.  Notwithstanding the occurrence of the effective date of this Agreement, Bank shall not be obligated to extend credit under this Agreement or any other Loan Document until all conditions to each extension of credit set forth in Section 3.2 have been fulfilled to Bank's satisfaction.

(a)Approval of Bank Counsel.  All legal matters incidental to the effectiveness of this Agreement shall be satisfactory to Bank’s counsel.

(b)Documentation.  Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed by all parties:

(i)	This Agreement and each promissory note or other instrument or document required hereby.
(ii)	Third Amended and Restated Line of Credit.
(iii)	Third Party Pledgor’s Consent and Reaffirmation.
(iv)	Such other documents as Bank may require under any other Section of this Agreement.

(c)Satisfaction of Regulatory and Compliance Requirements.  In addition to any requirements set forth above, and notwithstanding Borrower’s execution or delivery of this Agreement or any other Loan Document, all regulatory and compliance requirements, standards and processes shall be completed to the satisfaction of Bank.

(d)Interest and Principal.  Interest and principal under the notes contemplated herein have been paid current.

SECTION 3.2.CONDITIONS OF EACH EXTENSION OF CREDIT.  The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a)Compliance.  The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b)Documentation.  Bank shall have received all additional documents which may be required in connection with such extension of credit.

(c)Letter of Credit Documentation.  Prior to the issuance of any Letter of Credit, Bank shall have received any and all letter of credit documentation required by Bank, in each case completed and duly executed by Borrower.

(d)Payment of Fees.  Bank shall have received payment in full of any fee required by any of the Loan Documents to be paid at the time such credit extension is made.

(e)Financial Condition.  There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, any Affiliate, or any Third Party Obligor hereunder, if any, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower, any Affiliate, or any such Third Party Obligor, if any.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1.PUNCTUAL PAYMENTS.  Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2.ACCOUNTING RECORDS.  Maintain adequate books and records of Borrower and each Affiliate in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower and each Affiliate. If at any time any change in generally accepted accounting principles would affect the computation of any covenant (including the computation of any financial covenant) and/or pricing grid set forth in this Agreement or any other Loan Document, Borrower and Bank shall negotiate in good faith to amend such covenant and/or pricing grid to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant and/or pricing grid shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) Borrower shall provide to Bank a written reconciliation in form and substance reasonably satisfactory to Bank, between calculations of such covenant and/or pricing grid made before and after giving effect to such change in generally accepted accounting principles.

“SECTION 4.3.FINANCIAL STATEMENTS AND OTHER INFORMATION.  Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)not later than 120 days after and as of the end of each fiscal year, an audited consolidated financial statement of Borrower, prepared by a certified public accountant acceptable to Bank, to include balance sheet, income statement, and statement of cash flows and sources, which shall be accompanied by the unqualified opinion of such accountant addressed to Bank, together with a copy of any management letters issued in connection therewith;

(b)not later than 180 days after and as of the end of each fiscal year, an audited financial statement for each of AICE and Ecole Insurance Company, an Arizona corporation wholly owned by Borrower (“Ecole”) (AICE and Ecole, each an “Affiliate” and collectively, the “Affiliates”), prepared by a certified public accountant acceptable to Bank, to include balance sheet, income statement and statement of cash flows and sources, which shall be accompanied by the unqualified opinion of such accountant addressed to Bank and in format consistent with previously provided statements;

(c)promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements made publicly available by Borrower to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower with any securities exchange or with the U.S. Securities and Exchange Commission (“SEC”) or any governmental or private regulatory authority, including, but not limited to (A) not later than 95 calendar days after the end of each fiscal year, Borrower’s 10-K filing with the SEC (including all exhibits and certifications) for the fiscal year just ended, and (B) not later than 50 calendar days after the end of each fiscal quarter, Borrower’s 10-Q filing with the SEC (including all exhibits and certifications) for the fiscal quarter just ended; (iii) all press releases and other statements made available by Borrower to the public concerning material changes or developments in the business of Borrower; and (iv) any material communication from AICE to the Arizona Department of Insurance or received by AICE from the Arizona Department of Insurance;

(d)contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of the president or chief financial officer of Borrower certifying that such financial statements are accurate and complete, that Borrower is in compliance with all financial covenants in this Agreement (as evidenced by detailed calculations attached to such certificate), and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

(e)annually, but in all events not later than October 15 of each year, a true and correct copy of a Uniform Certificate of Authority Application-Certificate of Compliance issued by the State of Arizona Director of Insurance for each of the Affiliates indicating that, as of a date no earlier than thirty (30) days prior to the date each such certificate is delivered to Bank, each of the Affiliates is duly organized under the laws of the State of Arizona and authorized to transact the relevant insurance business of each of the Affiliates in the State of Arizona;

(f)annually, but in all events not later than August 1 of each year, true and correct copies of all annual reports and related annual actuarial report(s) and actuarial opinion of AICE as filed with the Arizona Department of Insurance;

(g)not later than 30 days after and as of the end of each fiscal quarter, true and correct copies of all third party actuarial reviews and reports of the workers’ compensation obligations of Borrower and the Affiliates, including such actuarial reviews and reports of Borrower and the Affiliates provided to any Office of Self-Insurance Plans, from an actuarial firm satisfactory to Bank in its discretion;

(h)not later than 10 days after and as of the end of each month, an investment statement in form and substance reasonably satisfactory to Bank of AICE’s Non-Reinsurance Trust Account (the “Non-Reinsurance Trust Account”) required by that certain Non-Reinsurance Trust Agreement dated as of or about June 22, 2018, by and among AICE, ACE Insurance, and Wilmington Trust, N.A., as amended (the “Non-Reinsurance Trust Agreement”), which reflects, among other things, compliance with the Chubb Collateral and Payment Agreement (as defined below);

(i)not later than 10 days after and as of the end of each month, a statement issued by the custodian or other authorized holder of the accounts reflecting the holdings and value of the assets of the BBSI Collateral Account;

(j)      not later than each July 1, the Notice of Election (as defined in the Chubb Collateral and Payment Agreement) including the ACE American Insurance Company Installment Schedule for the ensuing policy year;

(k)     not later than each July 1, the addendum to the Chubb Collateral and Payment Agreement for the upcoming fiscal year (July 1 to June 30), which shall include the required funding for the Non-Reinsurance Trust Account;

(l)      from time to time such other financial and business information as Bank may reasonably request, including without limitation, copies of rent rolls and other information with respect to any real property collateral required hereby; and

(m)    from time to time such other information as Bank may request for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes.

SECTION 4.4.COMPLIANCE.  Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business;  comply with the provisions of all documents pursuant to which Borrower or any Affiliates is organized and/or which govern Borrower’s or any Affiliate’s continued existence; comply with the requirements of all laws, rules, regulations and orders of any jurisdiction in which the Borrower or any Affiliate is located or doing business, or otherwise is applicable to Borrower or any Affiliate, including, without limitation, (a) all Sanctions, (b) all laws and regulations that relate to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, (c) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (d) the U.K. Bribery Act of 2010, as amended, and (e) any other applicable anti-bribery or anti-corruption laws and regulations.

SECTION 4.5.INSURANCE.  (a) Maintain and keep in force, for each business in which Borrower and each Affiliate is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, commercial general liability, flood, and, if required by governmental regulation or Bank, hurricane, windstorm, seismic property damage, workers’ compensation, marine cargo insurance, and specific hazards affecting any real property, including terrorism, with all such insurance carried in amounts satisfactory to Bank and where required by Bank, with replacement cost, mortgagee loss payable and lender loss payable endorsements in favor of Bank, and (b) deliver to Bank prior to the date hereof, and from time to time at Bank’s request, schedules setting forth all insurance then in effect, together with a lender’s loss payee endorsement for all such insurance naming Bank as a lender loss payee.  Such insurance may be obtained from an insurer or through an insurance agent of Borrower’s choice, provided that any insurer chosen by Borrower is acceptable to Bank on such reasonable grounds as may be permitted under applicable law.

SECTION 4.6.FACILITIES.  Keep all properties useful or necessary to Borrower’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7.TAXES AND OTHER LIABILITIES.  Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8.LITIGATION.  Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or any Affiliate with a claim in excess of $1,000,000.

SECTION 4.9.FINANCIAL CONDITION.  Maintain Borrower’s consolidated financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)EBITDA not less than $30,000,000 as of the fiscal quarter ending June 30, 2019, and each fiscal quarter end thereafter, in each case determined on a rolling 4-quarter basis, with “EBITDA” defined as net profit before taxes plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense.

(b)Liquid Assets to Worker’s Compensation Claims & Safety Incentive Liabilities not less than 1.0 to 1.0 as of each fiscal quarter end, with (i) “Liquid Assets” defined as the sum of (A) restricted and unrestricted cash and cash equivalents, plus (B) restricted and unrestricted marketable securities acceptable to Bank in its sole discretion, and (ii) “Worker’s Compensation Claims & Safety Incentive Liabilities” defined as the aggregate of Borrower’s obligations with respect to (A) workers’ compensation claims liabilities, and (B) safety incentive liabilities, in each case as the assets described in clauses (i)(A) and (B) and as the liabilities described in clauses (ii)(A) and (B) are required to be reflected in Borrower’s annual audited consolidated financial statements and quarterly unaudited consolidated financial statements, consistent with past practices.

SECTION 4.10.NOTICE TO BANK.  Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of:  (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower, including, by illustration, merger, conversion or division; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property in excess of an aggregate of $1,000,000.

SECTION 4.11.MAINTENANCE OF AICE POLICIES.  For so long as the Chubb Letter of Credit remains outstanding:  (a) maintain in full force and effect, and pay all premiums and other amounts due with respect to, all policies of insurance with AICE outstanding as of June 20, 2018, regarding the satisfaction of Borrower’s worker’s compensation obligations (the “AICE Policies”); and (b) in the event any of the AICE Policies are terminated or cancelled for any reason, promptly cause all premiums, deductibles or other amounts refunded therefrom and all premiums, deductibles or other amounts that would have been paid to AICE for the AICE Policies (had such policies continued in force) to be deposited into the BBSI Collateral Account.

SECTION 4.12.MAINTENANCE OF ACE INSURANCE POLICIES.  For so long as the Chubb Letter of Credit remains outstanding:  (a) maintain in full force and effect, and pay all premiums and other amounts due with respect to, all policies of insurance with ACE Insurance for policy years 2018 and thereafter with respect to the satisfaction of Borrower’s worker’s compensation obligations (the “Chubb Policies”); and (b) in the event any of the Chubb Policies are terminated or cancelled for any reason, promptly deposit funds into the BBSI Collateral Account to fully collateralize the Chubb Letter of Credit.

SECTION 4.13.DEPOSIT ACCOUNTS.  Maintain Borrower’s principal deposit account and other traditional banking relationships with Bank for the duration of this Agreement.

SECTION 4.14.COLLATERAL AUDITS.  Permit Bank to audit all Borrower’s collateral required hereunder, with such audits to be performed from time to time at Bank’s option by collateral examiners acceptable to Bank and in scope and content satisfactory to Bank, and with all Bank’s costs and expenses of each audit to be reimbursed in full by Borrower.  Bank shall not be required to share the results of the audit(s) with Borrower or any third party.

SECTION 4.15.CHUBB COLLATERAL AND PAYMENT AGREEMENT.  Include a provision, in form and substance satisfactory to Bank in its discretion, in the collateral and payment agreement between Borrower and ACE Insurance (the “Chubb Collateral and Payment Agreement”) that acknowledges the Chubb Letter of Credit is for policy years starting July 1, 2018, or later.

SECTION 4.16.CHUBB PAYMENTS.  Make the payments on the dates and in the amounts required by the (a) Chubb Collateral and Payment Agreement and any Addendum thereto (including the amounts shown on the Payment Schedule as Incremental Cash Due Incl. Surcharge) and (b) any Notice of Election.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank’s prior written consent:

SECTION 5.1.USE OF FUNDS.  Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof, or directly or indirectly use any such proceeds for the purpose of (a) providing financing to, or otherwise funding, any targets of Sanctions; or (b) providing financing for, or otherwise funding, any transaction which would be prohibited by Sanctions or would otherwise cause Bank or any of Bank’s affiliates to be in breach of any Sanctions.

SECTION 5.2.OTHER INDEBTEDNESS.  Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Bank, (b) purchase money indebtedness (including capitalized leases) for the acquisition of assets, provided that the aggregate of all purchase money indebtedness does not exceed $1,000,000 at any time, and (c) any other liabilities of Borrower or any of the Affiliates existing as of, and disclosed to the Bank prior to, the date hereof; provided, however, that if Borrower or any of the Affiliates incurs indebtedness or becomes liable to any third party to the extent permitted hereunder, neither Borrower nor any of the Affiliates shall enter into any agreement with such other party that prohibits Borrower or any of the Affiliates, as the case may be, from incurring indebtedness with Bank or any affiliate of Bank or that prohibits Borrower or any of the Affiliates from granting a lien to Bank or any affiliate of Bank on any real or personal property owned by Borrower or any of the Affiliates, as the case may be.

SECTION 5.3.MERGER, CONSOLIDATION, TRANSFER OF ASSETS.  (a) Merge into or consolidate with any other entity; (b) make any substantial change in the nature of Borrower's or any Affiliate’s business as conducted as of the date hereof; (c) acquire all or substantially all of the assets of any other entity, except for a Permitted Acquisition (as defined below); (d) sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s or any Affiliate’s assets except in the ordinary course of its business, nor (e) accomplish any of the above by virtue of a division or similar transaction.  “Permitted Acquisition” means any acquisition by Borrower of all or substantially all of the operating assets of any person or entity so long as all of the following conditions are satisfied: (i) the acquisition is consummated in compliance with applicable law, (ii) there exists no Event of Default, nor any act, condition or event which with the giving of notice or the passage of time or both would constitute an Event of Default, and no such Event of Default or potential Event of Default results after giving effect to the acquisition, (iii) the aggregate consideration (valuing any non-cash consideration at its fair market value, and including without limitation the amount of all liabilities assumed or acquired) does not exceed $10,000,000 for each such acquisition and does not exceed $10,000,000 in the aggregate in any fiscal year, and (iv) Borrower provides Bank with notice of the acquisition at least thirty (30) days prior thereto.

SECTION 5.4.GUARANTIES.  Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

SECTION 5.5.LOANS, ADVANCES, INVESTMENTS.  Make any loans or advances to or investments in, or permit any Affiliate to make any loans or advances to or investments in, any person or entity, including any of the foregoing accomplished by a division or similar transaction, except any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof and except, in the case of AICE, investments of insurance reserves in the ordinary course of business and consistent with past practices.

SECTION 5.6.PLEDGE OF ASSETS.  Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, except (a) any of the foregoing in favor of Bank (b) secured interests or liens existing as of, and disclosed to Bank in writing prior to, the date hereof; and (c) liens to secure purchase money indebtedness permitted under Section 5.2 hereof.

SECTION 5.7.NO CANCELLATION OF AICE POLICIES.  Terminate or cancel any of the AICE Policies without Bank’s prior written consent.

SECTION 5.8.DIVIDENDS, DISTRIBUTIONS.  (a) If an Event of Default has occurred or would occur on a pro forma basis, declare or pay any dividend or distribution either in cash or any other property on Borrower’s stock, membership interest, partnership interest or other ownership interest now or hereafter outstanding.  (b) If an Event of Default has occurred or would occur on a pro forma basis, redeem, retire, repurchase or otherwise acquire any class or type of ownership interest now or hereafter outstanding except any of the foregoing in this subsection (b) in amounts not to exceed an aggregate of $15,000,000 in any rolling 12-month period.

SECTION 5.9.FUNDS FOR NON-REINSURANCE TRUST ACCOUNT.  Deposit or cause or permit to be deposited into the Non-Reinsurance Trust Account amounts other than those owed to ACE Insurance pursuant to Section 4.16.

SECTION 5.10.       CHUBB COLLATERAL AND PAYMENT AGREEMENT AMENDMENT.  Amend the Chubb Collateral and Payment Agreement except for any Addendum or Notice of Election for policy years after 2018.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1.The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b)Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)Any default in the performance of or compliance with (1) any collateral value requirement set forth herein or any other Loan Document; or (2) any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default”), and with respect to such default under this subdivision (2) that by its nature can be cured, such default shall continue for a period of twenty (20) days from (i) its occurrence, or (ii) solely with respect to Borrower’s information reporting obligations under Section 4.3(f) or Section 4.3(g), Bank’s giving of notice to Borrower of the occurrence thereof; provided that an Event of Default as defined in the Letter of Credit Agreement shall be an immediate Event of Default hereunder, without an opportunity to cure.

(d)Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower, any Affiliate, any guarantor hereunder or any general partner or joint venturer in Borrower if a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a “Third Party Obligor”) has incurred any debt or other liability to any person or entity, including Bank.

(e)Borrower, any Affiliate, or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower, any Affiliate, or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower, any Affiliate, or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower, any Affiliate, or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower, any Affiliate, or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f)The filing of a notice of judgment lien against Borrower, any Affiliate, or any Third Party Obligor; or the recording of any abstract or transcript of judgment against Borrower, any Affiliate, or any Third Party Obligor in any county or recording district in which Borrower, such Affiliate, or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower, any Affiliate, or any Third Party Obligor; or the entry of a judgment against Borrower, any Affiliate, or any Third Party Obligor; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower, any Affiliate, or any Third Party Obligor.

(g)There shall exist or occur any event or condition that Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower, any Affiliate, any Third Party Obligor, or the general partner of either if such entity is a partnership, of its obligations under any of the Loan Documents.

(h)The death or incapacity of Borrower, any Affiliate, or any Third Party Obligor if an individual. The withdrawal, resignation or expulsion of any one or more of the general partners in Borrower, any Affiliate, or any Third Party Obligor if a partnership. The dissolution, division, or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower, such Affiliate, or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution, division, or liquidation of Borrower, such Affiliate, or such Third Party Obligor.

(i)The withdrawal, resignation or expulsion of any one or more of the general partners in Borrower or any Affiliate or any change in control of Borrower, any Affiliate, or any entity or combination of entities that directly or indirectly control Borrower or any Affiliate, with “control” defined as ownership of an aggregate of twenty-five percent (25%) or more of the common stock, members’ equity or other ownership interest (other than a limited partnership interest).

(j)The sale, transfer, hypothecation, assignment or encumbrance, whether voluntary, involuntary or by operation of law, without Bank’s prior written consent, of all or any part of or interest in any real property collateral required hereby.

(k)If ACE Insurance changes its loss reserve methodology or assumptions other than at the commencement of any policy year and such change would have a material adverse effect on Borrower or AICE.

(l)Any default in the performance of or compliance with any obligation, agreement or other provision contained in the Non-Reinsurance Trust Agreement (even if such agreement is not yet effective), a Notice of Election, a Chubb Policy or in any other agreement with ACE Insurance, and with respect to any such default that by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

SECTION 6.2.REMEDIES.  Upon the occurrence of any Event of Default:  (a) all principal, unpaid interest outstanding and other indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice (except as expressly provided in any mortgage or deed of trust pursuant to which Borrower has provided Bank a lien on any real property collateral) become immediately due and payable without presentment, demand, protest or any notices of any kind, including without limitation, notice of nonperformance, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law.  All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1. NO WAIVER.  No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2.NOTICES.  All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	BARRETT BUSINESS SERVICES, INC.

8100 NE Parkway Drive, Suite 200

Vancouver, Washington 98662

Attn.:	Gary Kramer, Jr., Chief Financial Officer

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION

Portland RCBO

MAC P6101-250

1300 SW Fifth Avenue

Portland, Oregon 97201

Attn:	Julie R. Wilson, Senior Vice President

or to such other address as any party may designate by written notice to all other parties.  Each such notice, request and demand shall be deemed given or made as follows:  (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3.COSTS, EXPENSES AND ATTORNEYS’ FEES.  Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including, to the extent permitted by applicable law, reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel to the extent permissible), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, whether or not suit is brought, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity. Notwithstanding anything in this Agreement to the contrary, reasonable attorneys’ fees shall not exceed the amount permitted by law.

SECTION 7.4.SUCCESSORS, ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent.  Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents.  In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, if any, or any collateral required hereunder.

SECTION 7.5.ENTIRE AGREEMENT; AMENDMENT.  To the full extent permitted by law, this Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof.  This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6.NO THIRD PARTY BENEFICIARIES.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7.TIME.  Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8.SEVERABILITY OF PROVISIONS.  If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9.COUNTERPARTS.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10.       GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of Oregon (such State, Commonwealth or District is referred to herein as the “State”), but giving effect to federal laws applicable to national banks, without reference to the conflicts of law or choice of law principles thereof.

SECTION 7.11.BUSINESS PURPOSE.  Borrower represents and warrants that each credit subject hereto is made for (a) a business, commercial, investment, agricultural or other similar purpose, (b) the purpose of acquiring or carrying on a business, professional or commercial activity, or (c) the purpose of acquiring any real or personal property as an investment and not primarily for a personal, family or household use.

SECTION 7.12.RIGHT OF SETOFF; DEPOSIT ACCOUNTS. Upon and after the occurrence of an Event of Default, (a) Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank shall have declared any credit subject hereto to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower’s obligations and liabilities under the Loan Documents (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect.  Bank may exercise this remedy regardless of the adequacy of any collateral for the obligations of Borrower to Bank and whether or not the Bank is otherwise fully secured.  Borrower hereby grants to Bank a security interest in all deposits and accounts maintained with Bank to secure the payment of all obligations and liabilities of Borrower to Bank under the Loan Documents.

SECTION 7.13.ARBITRATION.

(a)Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.  In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

(b)Governing Rules.  Any arbitration proceeding will (i) proceed in a location in the State selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State or a neutral retired judge of the state or federal judiciary of the State, in either case with a minimum of ten years’ experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of the State and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the corresponding rules of civil practice and procedure applicable in the State or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)Discovery.  In any arbitration proceeding, discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)Class Proceedings and Consolidations.  No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)Payment of Arbitration Costs and Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(i)Small Claims Court.  Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction.  Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

SECTION 7.14AMENDMENT AND RESTATEMENT.  THIS AGREEMENT AMENDS, EXTENDS AND RESTATES IN ITS ENTIRETY THE PRIOR CREDIT AGREEMENT.  THE EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH DOES NOT EXTINGUISH THE INDEBTEDNESS OUTSTANDING IN CONNECTION THEREWITH NOR DOES IT CONSTITUTE A NOVATION WITH RESPECT TO THE INDEBTEDNESS OUTSTANDING IN CONNECTION WITH THE PRIOR CREDIT AGREEMENT.  NOTHING CONTAINED HEREIN SHALL TERMINATE ANY SECURITY INTERESTS, GUARANTIES, SUBORDINATIONS OR OTHER DOCUMENTS IN FAVOR OF BANK EXECUTED IN CONNECTION WITH THE PRIOR CREDIT AGREEMENT OR THE INDEBTEDNESS DESCRIBED THEREIN, ALL OF WHICH SHALL REMAIN IN FULL FORCE AND EFFECT UNLESS EXPRESSLY AMENDED HEREBY.

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UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be effective as of the effective date set forth above.

BARRETT BUSINESS SERVICES, INC.		WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:	/s/ Gary Kramer	By:	/s/ Julie Wilson
Name:	Gary Edwards Kramer, Jr.	Name:	Julie R. Wilson
Title:	Chief Financial Officer	Title:	Senior Vice President

THIRD PARTY PLEDGOR’S CONSENT AND REAFFIRMATION

The undersigned third party pledgor of assets to secure certain indebtedness of BARRETT BUSINESS SERVICES, INC. to WELLS FARGO BANK, NATIONAL ASSOCIATION hereby:  (i) consents to the foregoing Second Amended and Restated Credit Agreement; (ii) reaffirms its grant of a security interest in certain of its assets as specified more particularly in that certain Third Party Security Agreement: Business Assets dated as of June 20, 2018, as amended; and (iii) reaffirms its obligations under such Third Party Security Agreement.

PLEDGOR:

ASSOCIATED INSURANCE COMPANY FOR EXCESS,

an Arizona corporation

By: /s/ Gary Kramer

Name: Gary Kramer, Jr.

Title: President

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